Exhibit 99.1

Semler Reports Fourth Quarter and Year-to-Date 2021 Financial Results

2021 HIGHLIGHTS compared to 2020:

●Annual revenues increased by 37%
●Net income increased by 23%
●Cash at December 31, 2021 increased to $37.3 million from $22.1 million

Santa Clara, CA – February 28, 2022 – Semler Scientific, Inc. (Nasdaq: SMLR), a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers, today reported financial results for the three months and year ended December 31, 2021.

“It is our belief that annual adoption of our QuantaFlo® product continues to expand due to the clinical benefits of earlier recognition of vascular disease,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler Scientific. “In 2021 as compared to 2020, we experienced a timing shift in the home-testing market (fee-per-test), which led to first half revenue being greater than the second half of 2021.”

FINANCIAL RESULTS

For the year ended December 31, 2021, compared to 2020, Semler Scientific reported:

●Revenues of $53.0 million, an increase of $14.4 million, or 37%, compared to $38.6 million
●Cost of revenues of $6.1 million, an increase of $2.8 million, or 82%, compared to $3.4 million. As a percentage of revenues, cost of revenues was 12% compared to 9%
Note: Cost of revenues reflects the write-down of $1.2 million of inventory due to termination of a distribution agreement; excluding this write-down, as a percentage of revenues, adjusted cost of revenues was unchanged at 9%
●Total operating expenses of $33.6 million, which includes cost of revenues, an increase of $11 million, or 48%, compared to $22.6 million
●Pre-tax net income of $19.5 million, an increase of $3.0 million, or 18%, compared to $16.5 million. As a percentage of revenues, pre-tax net income was 37% compared to 44%
●Net income of $17.2 million, or $2.56 per basic share and $2.12 per diluted share, an increase of $3.2 million, or 23% compared to $14.0 million, or $2.13 per basic share and $1.74 per diluted share. As a percentage of revenues, net income was 32% compared to 36%.

Note: Excluding the inventory write-down of $1.2 million, which accounted for $0.18 per basic share before taxes and $0.15 per diluted share before taxes, adjusted net income was $2.74 per basic share and $2.27 per diluted share; and as a percentage of revenues, adjusted net income was 35%

●Cash of $37.3 million, an increase of $15.2 million compared to $22.1 million

For the quarter ended December 31, 2021, compared to the corresponding period of 2020, Semler Scientific reported:

●Revenues of $11.5 million, a decrease of $0.5 million, or 4%, compared to $12.1 million
●Cost of revenues of $2.2 million, an increase of $1.2 million or 120%, compared to $1.0 million. As a percentage of revenues, cost of revenues was 19% compared to 8%
Note: Cost of revenues reflects the write-down of $1.2 million of inventory due to termination of a distribution agreement; excluding this write-down, as a percentage of revenues, adjusted cost of revenues was unchanged at 8%
●Total operating expenses, which includes cost of revenues, of $9.8 million, compared to $6.1 million
●Pre-tax net income of $1.7 million, a decrease of $4.8 million, or 74%, compared to $6.5 million. As a percentage of revenues, pre-tax net income was 15% compared to 53%
●Net income of $1.5 million, or $0.22 per basic share and $0.18 per diluted share, a decrease of $3.9 million, or 72% compared to net income of $5.4 million, or $0.81 per basic share and $0.66 per diluted share. As a percentage of revenues, net income was 13% compared to 45%

Note: Excluding the inventory write-down of $1.2 million, which accounted for $0.18 per basic share before taxes and $0.15 per diluted share before taxes, adjusted net income was $0.40 per basic share and $0.33 per diluted share; and as a percentage of revenues, adjusted net income was 23%

MAJOR ACCOMPLISHMENTS IN 2021

Among the achievements during 2021 were:

1Record high annual revenues since inception
2Record high annual net income since inception
3Cash position increased to $37.3 million
4Obtained rights to exclusively market and distribute Insulin Insights™, a software product for diabetes care, in the United States, including Puerto Rico, except selected accounts.

In 2021, Semler Scientific’s two largest customers comprised 40.8% and 28.6% of annual revenues and 48.6% and 21.7% of fourth quarter revenues.

In 2021 compared to 2020, revenues from fixed-fee license arrangements were approximately $30.5 million, an increase of $4.8 million, or 19%; variable-fee license revenues were approximately $21.5 million, an increase of $9.9 million, or 85%; and equipment/other sales were $1.0 million, a decrease of $0.3 million, or 24%.

In the fourth quarter of 2021 compared to the corresponding period of 2020, fixed-fee license revenues were approximately $7.9 million, an increase of $0.9 million, or 13%; variable-fee license revenues were approximately $3.5 million, a decrease of $1.0 million, or 23%; and equipment/other sales were $0.1 million, a decrease of $0.4 million, or 74%.

Semler Scientific believes the new pattern in the home-testing market (higher volume of testing earlier in the year) seen in variable fee license (i.e., fee-per-test) revenue is due to a COVID-19 related timing change in the behavior of insurance plans when ordering QuantaFlo® testing from its health risk assessment customers. Notably, in January 2022 compared to December 2021, monthly fixed-fee license revenues increased by approximately 1%, while variable-fee license (i.e., fee-per-test) revenues increased by approximately 87%. Comparing January 2022 to January 2021, monthly fixed-fee license revenues increased by approximately 13%, while variable-fee license revenues increased by approximately 6%. All numbers for January 2022 are preliminary and unaudited.

In 2021, Semler Scientific began a controlled introduction of the software product, Insulin Insights™, intended for use by primary care practitioners to improve care of patients with insulin-dependent diabetes. As previously announced, Semler Scientific had made an investment in this private company, Mellitus Health Inc., in October 2020, and in April 2021, it entered into a distribution agreement pursuant to which it prepaid for $2.0 million of product licenses. By the end of the fourth quarter, Semler Scientific signed up several customers for this software product. The service to these customers may begin in the first quarter of 2022.

Semler Scientific previously announced its Fall 2020 investment in another private company, now known as SYNAPS Dx, whose product is a test for early Alzheimer’s disease, named Discern™. Semler Scientific believes its current products and services, and any future products or services that it may offer, positions it to provide valuable information to its customer base, which in turn permits them to better guide patient care.

In February 2022, results of an independently conducted, peer-reviewed study that used QuantaFlo® to prospectively screen for undetected and asymptomatic peripheral arterial disease (PAD) in a Medicare Advantage population with a three-year follow-up were published. In this study, 13,971 patients were tested and 31.6% were found to have PAD. There was an increased risk of 60-70% for all-cause mortality or morbidity at one year and a 40-50% increased risk of all-cause mortality or morbidity at three years in positive PAD patients versus negative patients. The authors concluded that a positive screening result of previously undetected lower extremity PAD was independently associated with short-term and long-term increased risks for mortality and major adverse cardiovascular events in individuals aged 65 years and older living in a large, metropolitan area. Furthermore, a positive PAD screen was significantly associated with subsequent excess mortality and major adverse cardiovascular event risk, underscoring the potential for PAD risk management at the population level. Semler Scientific believes that this study supports the use of QuantaFlo® and highlights the benefits that the product brings to the company’s customers and the patients they care for. Thus, it may drive further adoption of QuantaFlo® by existing and new customers. In 2022, Semler Scientific expects continued profitability and generation of cash from operating activities, as well as increased spending to support anticipated growth in its business.

“The intent is to assist the medical community in the identification and care of patients with chronic diseases,” concluded Dr. Murphy-Chutorian.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the fourth quarter and year ended December 31, 2021 as well as provide a business update on its market outlook and strategies for the near-term future.

Participants are encouraged to pre-register for the conference call using the following link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. To pre-register, go to: https://dpregister.com/sreg/10163929/f18044ea2b.

Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (866) 777-2509

International callers: (412) 317-5413

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler Scientific's website at www.semlerscientific.com.

Semler Scientific, Inc.

Statements of Income

(In thousands of U.S. Dollars, except for share and per share data)

	2021	2020
	Unaudited

Revenues	$53,027	$38,603
Operating expenses:
Cost of revenues	6,122	3,356
Engineering and product development	3,780	2,938
Sales and marketing	14,445	9,942
General and administrative	9,235	6,406
Total operating expenses	33,582	22,642
Income from operations	19,445	15,961
Interest income	10	19
Other income	—	506
Other income	10	525
Pre-tax net income	19,455	16,486
Income tax provision	2,233	2,479
Net income	$17,222	$14,007
Net income per share, basic	$2.56	$2.13
Weighted average number of shares used in computing basic income per share	6,731,693	6,584,441
Net income per share, diluted	$2.12	$1.74
Weighted average number of shares used in computing diluted income per share	8,138,608	8,066,561

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars)

	At December 31,	At December 31,
	2021	2020
	Unaudited

Cash and cash equivalents	$37,323	$22,079
Other current assets	8,213	4,524
Noncurrent assets	5,136	8,036
Total assets	50,672	34,639

Current liabilities	4,880	4,514
Noncurrent liabilities	245	332
Stockholders’ equity	45,547	29,793

Total liabilities and stockholders' equity	$50,672	$34,639

About Semler Scientific, Inc.:

Semler Scientific, Inc. is a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers. Semler Scientific’s mission is to develop, manufacture and market innovative products and services that assist its customers in evaluating and treating chronic diseases. Semler Scientific’s patented and U.S. Food and Drug Administration, or FDA, cleared product, QuantaFlo®, is a rapid point-of-care test that measures arterial blood flow in the extremities to aid in the diagnosis of peripheral arterial disease. QuantaFlo® is used by Semler Scientific’s customers to more comprehensively evaluate their patients for risk of heart attacks and strokes. Semler Scientific believes it is positioned to provide valuable information to its insurance company and physician customers, which in turn permits them to better guide patient care. Additional information about Semler Scientific can be found at www.semlerscientific.com.

Non-GAAP Financial Measures

Semler Scientific prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) and pursuant to accounting requirements of the Securities and Exchange Commission. In an effort to provide investors with additional information regarding the results and to provide a meaningful period-over-period comparison of Semler Scientific’s financial performance, Semler Scientific sometimes uses non-U.S. GAAP financial measures (NGFMs) as defined by the Securities and Exchange Commission. In this press release, Semler Scientific uses the NGFMs, adjusted cost of revenues as a percentage of revenues, adjusted net income per basic share and per diluted share and adjusted net income as a percentage of revenues for each of the year and quarter ended December 31, 2021. Management uses these NGFMs because it adjusts for an event that management believes is not related to its core business, namely a $1.2 million write-down of inventory resulting from termination of a distribution agreement. Management uses these NGFMs to evaluate Semler Scientific’s financial performance against internal budgets and targets. Management believes that these NGFMs are useful for evaluating Semler Scientific’s core operating results and facilitating comparison across reporting periods. Semler Scientific believes these NGFMs should be considered in addition to, and not in lieu of, GAAP financial measures. Semler Scientific’s NGFMs may be different from the same NGFMs used by other companies

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding Semler Scientific’s continued profitability and cash generation from operations, expansion of Insulin Insights™ licenses to new customers, increased spending, as well as the unaudited financial information regarding January 2021 and 2022 revenues, Semler Scientific’s ability to remain profitable and the conclusions of a recent peer-reviewed study and the potential effect on Semler Scientific’s sales. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to license its cardiovascular testing products, whether or not it will be able to successfully expand its product offering, and its ability to continue to control expenses and preserve cash, whether or not the seasonality trends identified will continue, whether or not any adjustments will be made to its preliminary unaudited monthly financial information, as well as uncertainty created by the ongoing COVID-19 pandemic, including the new Omicron variant and any new variants, along with those risk factors detailed in Semler Scientific’s SEC filings. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

INVESTOR CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

917 513 5303

SOURCE: Semler Scientific, Inc.

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